SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information To Be Included In Statements Filed

Pursuant To Rules 13d-1(B), (C) And (D) And

Amendments Thereto Filed Pursuant To Rule 13d-2(B)

(Amendment No. 14)

OLD DOMINION FREIGHT LINE, INC.

(Name of Issuer)

Common Stock (par value $0.10 per share)

(Title of Class of Securities)

679580100 (CUSIP Number)

December 31, 2005

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 1,116,644 (See Item 4) 6. SHARED VOTING POWER 1,341,715 (See Item 4) 7. SOLE DISPOSITIVE POWER 1,116,644 (See Item 4) 8. SHARED DISPOSITIVE POWER 1,341,715 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,458,359
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.6%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 2 of 23 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon, Custodian
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 309,204 (See Item 4) 6. SHARED VOTING POWER -0- (See Item 4) 7. SOLE DISPOSITIVE POWER 309,204 (See Item 4) 8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 309,204
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 3 of 23 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon Revocable Trust, dated December 3, 1991
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 515,154 (See Item 4) 6. SHARED VOTING POWER -0- (See Item 4) 7. SOLE DISPOSITIVE POWER 515,154 (See Item 4) 8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 515,154
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 4 of 23 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon Irrevocable Trust #1, dated December 1, 1992
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4) 6. SHARED VOTING POWER 275,815 (See Item 4) 7. SOLE DISPOSITIVE POWER -0- (See Item 4) 8. SHARED DISPOSITIVE POWER 275,815 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 275,815
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 5 of 23 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 35,161 (See Item 4) 6. SHARED VOTING POWER -0- (See Item 4) 7. SOLE DISPOSITIVE POWER 35,161 (See Item 4) 8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,161
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 6 of 23 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 35,161 (See Item 4) 6. SHARED VOTING POWER -0- (See Item 4) 7. SOLE DISPOSITIVE POWER 35,161 (See Item 4) 8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,161
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 7 of 23 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 35,161 (See Item 4) 6. SHARED VOTING POWER -0- (See Item 4) 7. SOLE DISPOSITIVE POWER 35,161 (See Item 4) 8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,161
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 8 of 23 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon Grantor Retained Annuity Trust, dated May 27, 2004
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 60,148 (See Item 4) 6. SHARED VOTING POWER -0- (See Item 4) 7. SOLE DISPOSITIVE POWER 60,148 (See Item 4) 8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,148
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 9 of 23 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl E. Congdon Intangibles Trust, dated July 23, 2003
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4) 6. SHARED VOTING POWER 718,275 (See Item 4) 7. SOLE DISPOSITIVE POWER -0- (See Item 4) 8. SHARED DISPOSITIVE POWER 718,275 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 718,275
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.9%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 10 of 23 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Kathryn W. Congdon Intangibles Trust, dated May 23, 2001
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4) 6. SHARED VOTING POWER 347,625 (See Item 4) 7. SOLE DISPOSITIVE POWER -0- (See Item 4) 8. SHARED DISPOSITIVE POWER 347,625 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 347,625
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 11 of 23 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Helen S. Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 38,500 (See Item 4) 6. SHARED VOTING POWER -0- (See Item 4) 7. SOLE DISPOSITIVE POWER 38,500 (See Item 4) 8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,500
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 12 of 23 pages

CUSIP 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon Grantor Retained Annuity Trust 2005
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 58,577 (See Item 4) 6. SHARED VOTING POWER -0- (See Item 4) 7. SOLE DISPOSITIVE POWER 58,577 (See Item 4) 8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,577
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 13 of 23 pages

CUSIP 679580100

Item 1.	(a)	Name of Issuer:

Old Dominion Freight Line, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

500 Old Dominion Way Thomasville, NC 27360

Item 2.	(a)	Names of Persons Filing:

(i)	David S. Congdon
(ii)	David S. Congdon, Custodian
(iii)	David S. Congdon Revocable Trust, dated December 3, 1991
(iv)	David S. Congdon Irrevocable Trust #1, dated December 1, 1992
(v)	Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon
(vi)	Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon
(vii)	Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon
(viii)	David S. Congdon Grantor Retained Annuity Trust, dated May 27, 2004
(ix)	Earl E. Congdon Intangibles Trust, dated July 23, 2003
(x)	Kathryn W. Congdon Intangibles Trust, dated May 23, 2001
(xi)	Helen S. Congdon
(xii)	David S. Congdon Grantor Retained Annuity Trust 2005

	(b)	Address of Principal Business Office or, if None, Residence:

As to (i) through (xii): 500 Old Dominion Way Thomasville, NC 27360

	(c)	Citizenship:

As to (i), (ii) and (xi) USA As to (iii) through (x) and (xii) North Carolina

	(d)	Title of Class of Securities:

Common Stock ($0.10 par value)

	(e)	CUSIP Number:

679580100

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable. This is a joint filing by the persons identified in Item 2, above, pursuant to Rules 13d-1(d) and Rule 13d-1(k) but not a group filing.

Page 14 of 23 pages

CUSIP 679580100

Item 4.	Ownership.

The securities reported herein are beneficially owned by David S. Congdon, David S. Congdon, as Custodian for his children, the David S. Congdon Revocable Trust, dated December 3, 1991, the David S. Congdon Irrevocable Trust #1, dated December 1, 1992, the Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, the Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, the Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, the David S. Congdon Grantor Retained Annuity Trust, dated May 27, 2004, the Earl E. Congdon Intangibles Trust, dated July 23, 2003, the Kathryn W. Congdon Intangibles Trust, dated May 23, 2001, Helen S. Congdon and the David S. Congdon Grantor Retained Annuity Trust 2005. The total securities reported is 2,458,359 shares of the Issuer’s Common Stock, which constitutes 6.6% of such shares as of December 31, 2005.

As of December 31, 2005, David S. Congdon has sole voting and dispositive power with respect to 1,116,644 shares (3.0%) of the Issuer’s Common Stock, of which 29,578 shares are held by David S. Congdon, 309,204 shares are held by David S. Congdon as custodian for his children, 515,154 shares are held by the David S. Congdon Revocable Trust, dated December 3, 1991, 35,161 shares are held by an Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, 35,161 shares are held an Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, 35,161 shares are held by an Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, 60,148 shares are held by the David S. Congdon Grantor Retained Annuity Trust, dated May 27, 2004, 38,500 shares are held by Helen S. Congdon and 58,577 shares are held by the David S. Congdon Grantor Retained Annuity Trust 2005. He shares voting and dispositive power with respect to 275,815 shares held by the David S. Congdon Irrevocable Trust #1, dated December 1, 1992, 718,275 shares held by the Earl E. Congdon Intangibles Trust, dated July 23, 2003, and 347,625 shares held by the Kathryn W. Congdon Intangibles Trust, dated May 23, 2001. David S. Congdon beneficially owns a total of 2,458,359 shares (6.6%) of the Issuer’s Common Stock.

As of December 31, 2005, David S. Congdon, as Custodian for his children, owns directly 309,204 shares (0.8%) of the Issuer’s Common Stock.

As of December 31, 2005, David S. Congdon Revocable Trust, dated December 3, 1991, owns directly 515,154 shares (1.4%) of the Issuer’s Common Stock. David S. Congdon, as Trustee, has sole voting and sole dispositive power over those shares.

As of December 31, 2005, David S. Congdon Irrevocable Trust #1 owns directly 275,815 shares (0.7%) of the Issuer’s Common Stock. Although Mr. Congdon’s wife, Helen Congdon, as Trustee, has sole voting and sole dispositive power over those shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2005, an Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, has sole voting and dispositive power with respect to 35,161 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the trustee. Marilyn Congdon is a child of David S. Congdon.

Page 15 of 23 pages

CUSIP 679580100

As of December 31, 2005, an Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, has sole voting and dispositive power with respect to 35,161 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the trustee. Kathryn Congdon is a child of David S. Congdon.

As of December 31, 2005, an Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, has sole voting and dispositive power with respect to 35,161 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the trustee. Ashlyn Congdon is a child of David S. Congdon.

As of December 31, 2005, David S. Congdon, as trustee and grantor of the David S. Congdon Grantor Retained Annuity Trust, dated May 27, 2004, has sole voting and dispositive power with respect to 60,148 shares (0.2%) of the Issuer’s Common Stock held by the David S. Congdon Grantor Retained Annuity Trust, dated May 27, 2004.

As of December 31, 2005, the Earl E. Congdon Intangibles Trust, dated July 23, 2003, beneficially owns 718,275 (1.9%) of the Issuer’s Common Stock. David S. Congdon is trustee of that trust. Earl E. Congdon is the father of David S. Congdon.

As of December 31, 2005, the Kathryn W. Congdon Intangibles Trust, dated May 23, 2001, owns 347,625 shares (0.9%) of the Issuer’s Common Stock. David S. Congdon is trustee of that trust. Kathryn W. Congdon is the mother of David S. Congdon.

As of December 31, 2005, Helen S. Congdon, the spouse of David S. Congdon, owns directly 38,500 shares (0.1%) of the Issuer’s Common Stock.

As of December 31, 2005, David S. Congdon, as trustee and grantor of the David S. Congdon Grantor Retained Annuity Trust 2005, has sole voting and dispositive power with respect to 58,577 shares (0.2%) of the Issuer’s Common Stock held by the David S. Congdon Grantor Retained Annuity Trust 2005.

(a)	Amount beneficially owned:

	(i)	2,458,359
	(ii)	309,204
	(iii)	515,154
	(iv)	275,815
	(v)	35,161
	(vi)	35,161
	(vii)	35,161
	(viii)	60,148
	(ix)	718,275
	(x)	347,625
	(xi)	38,500
	(xii)	58,577

Page 16 of 23 pages

CUSIP 679580100

(b)	Percent of Class: .

	(i)	6.6%
	(ii)	0.8%
	(iii)	1.4%
	(iv)	0.7%
	(v)	0.1%
	(vi)	0.1%
	(vii)	0.1%
	(viii)	0.2%
	(ix)	1.9%
	(x)	0.9%
	(xi)	0.1%
	(xii)	0.2%

(c)	Number of Shares as to which such person has:

	(i)	Sole power to vote or to direct the vote

		(i)	1,116,644
		(ii)	309,204
		(iii)	515,154
		(iv)	-0-
		(v)	35,161
		(vi)	35,161
		(vii)	35,161
		(viii)	60,148
		(ix)	-0-
		(x)	-0-
		(xi)	38,500
		(xii)	58,577

	(ii)	Shared power to vote or to direct the vote

		(i)	1,341,715
		(ii)	-0-
		(iii)	-0-
		(iv)	275,815
		(v)	-0-
		(vi)	-0-
		(vii)	-0-
		(viii)	-0-
		(ix)	718,275
		(x)	347,625
		(xi)	-0-
		(xii)	-0-

Page 17 of 23 pages

CUSIP 679580100

(iii)	Sole power to dispose or to direct the disposition of

	(i)	1,116,644
	(ii)	309,204
	(iii)	515,154
	(iv)	-0-
	(v)	35,161
	(vi)	35,161
	(vii)	35,161
	(viii)	60,148
	(ix)	-0-
	(x)	-0-
	(xi)	38,500
	(xii)	58,577

(iv)	Shared power to dispose or to direct the disposition of

	(i)	1,341,715
	(ii)	-0-
	(iii)	-0-
	(iv)	275,815
	(v)	-0-
	(vi)	-0-
	(vii)	-0-
	(viii)	-0-
	(ix)	718,275
	(x)	347,625
	(xi)	-0-
	(xii)	-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Not Applicable

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

See information in Item 4, above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 3 and Item 4, above.

Item 9.	Notice of Dissolution of Group

Not Applicable

Page 18 of 23 pages

CUSIP 679580100

Item 10.	Certifications

Not Applicable

This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.

Page 19 of 23 pages

CUSIP 679580100

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

February 10, 2006.

DAVID S. CONGDON

/s/ David S. Congdon
David S. Congdon

DAVID S. CONGDON, Custodian

/s/ David S. Congdon
David S. Congdon, Custodian for
Kathryn Congdon, Marilyn Congdon
and Ashlyn Congdon

DAVID S. CONGDON REVOCABLE TRUST, dated December 3, 1991

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #1, dated December 1, 1992

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MARILYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO KATHRYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO ASHLYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON GRANTOR RETAINED ANNUITY TRUST, dated May 27, 2004

By:	/s/ David S. Congdon
David S. Congdon, Trustee

Page 20 of 23 pages

CUSIP 679580100

EARL E. CONGDON INTANGIBLES TRUST, dated July 23, 2003

By:	/s/ David S. Congdon
David S. Congdon, Trustee

KATHRYN W. CONGDON INTANGIBLES TRUST, dated May 23, 2001

By:	/s/ David S. Congdon
David S. Congdon, Trustee

HELEN S. CONGDON

/s/ Helen S. Congdon
Helen S. Congdon

DAVID S. CONGDON GRANTOR RETAINED ANNUITY TRUST 2005

By:	/s/ David S. Congdon
David S. Congdon, Trustee

Page 21 of 23 pages

CUSIP 679580100

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G/A and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 10, 2006.

DAVID S. CONGDON

/s/ David S. Congdon
David S. Congdon

DAVID S. CONGDON, Custodian

/s/ David S. Congdon
David S. Congdon, Custodian for
Kathryn Congdon, Marilyn Congdon
and Ashlyn Congdon

DAVID S. CONGDON REVOCABLE TRUST, dated December 3, 1991

By:	/s/ David S. Congdon
David S. Congdon, Trustee
DAVID S. CONGDON IRREVOCABLE TRUST #1, dated December 1, 1992

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee
IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MARILYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee
IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO KATHRYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee
IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO ASHLYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

Page 22 of 23 pages

CUSIP 679580100

DAVID S. CONGDON GRANTOR RETAINED ANNUITY TRUST, dated May 27, 2004

By:	/s/ David S. Congdon
David S. Congdon, Trustee

EARL E. CONGDON INTANGIBLES TRUST, dated July 23, 2003

By:	/s/ David S. Congdon
David S. Congdon, Trustee

KATHRYN W. CONGDON INTANGIBLES TRUST, dated May 23, 2001

By:	/s/ David S. Congdon
David S. Congdon, Trustee

HELEN S. CONGDON

/s/ Helen S. Congdon
Helen S. Congdon

DAVID S. CONGDON GRANTOR RETAINED ANNUITY TRUST 2005

By:	/s/ David S. Congdon
David S. Congdon, Trustee

Page 23 of 23 pages